EXHIBIT 10.17

DIRECTOR COMPENSATION

The board of directors’ (the “Board”) general policy on director compensation is that compensation for independent directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Mr. Beattie and Mr. West) are not paid for board service in addition to their regular employee compensation. Effective as of the next annual meeting of shareholders set for November 15, 2006, non-employee directors (currently Messrs. Berens, Mauran, Tatham and Thomas and Ms. Clark) will be paid an annual retainer of $35,000 and a fee of $1,500 for each meeting of the Board attended in person or a committee of the Board attended in person on a date separate from a meeting of the Board meeting. In the event a committee meeting is on the same date as a meeting of the Board, the Board member will receive $1,000 for attending in person the committee meeting. Board members will receive $750 for any meetings attended by telephone. A $10,000 annual retainer will also be paid to the audit committee chairperson, a $5,000 annual retainer will be paid to the compensation committee chairperson and a $3,500 annual retainer will be paid to the nominating and corporate governance chairperson. In addition to the cash compensation, non-employee directors will receive a grant of stock options for 6,000 shares of Common Stock under the Company’s Non-Employee Director Stock Option Plan upon re-election to the Board at each annual meeting of shareholders of the Company. The options are exercisable three years after the date of grant, and the exercise price for each option will be equal to the closing price of the Common Stock on the date of grant. In addition, members of the Board are reimbursed for all expenses incurred in connection with their activities as directors.